UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 23, 2006

Date of Report (Date of Earliest Event Reported)

BENTLEY PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10581	59-1513162
(Commission File Number)	(I.R.S. Employer Identification No.)

Bentley Park
2 Holland Way
Exeter, New Hampshire	03833
(Address of Principal Executive Offices)	(Zip Code)

(603) 658-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BENTLEY PHARMACEUTICALS, INC.

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to the Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan

At Bentley’s Annual Meeting of Stockholders on May 23, 2006, the stockholders approved an amendment to the Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan (as amended, the “Plan”) effective on May 23, 2006. The amendment increased the number of shares that may be issued under the Plan by 750,000 shares. These additional shares are only available for issuance in connection with awards of stock options under the Plan and are not available for awards of restricted stock, restricted stock units or stock appreciation rights.

Remuneration of Non-Employee Members of the Board of Directors

On May 23, 2006, the Compensation Committee approved a change in the form and amount of annual equity awards to non-employee directors, issuing restricted stock units instead of options. Each director who is not an employee was granted 8,000 restricted stock units under the Plan. Each restricted stock unit represents the right to receive one share of common stock. The restricted stock units vest in four equal installments on July 31, 2006, October 31, 2006, January 31, 2007 and April 30, 2007. Restricted stock units that are not vested when a director ceases to serve on the Board are forfeited. The restricted stock units are not subject to any performance milestones or other vesting requirements beyond continued service on the Board at the applicable vesting dates, but vested shares will not be issuable to the director until he completes his service as a director of Bentley.

The Board also approved an annual retainer of $30,000 to Michael McGovern for his service as Bentley’s Vice Chairman, representing a $5,000 increase from his retainer in 2005.

The Board did not make any other changes to remuneration of non-employee directors previously disclosed in Bentley’s Proxy Statement for the 2006 Annual Meeting of Stockholders.

Compensation of Executive Officers

On May 23, 2006, the Compensation Committee granted annual equity awards to Bentley’s executive officers, which consisted of options to purchase common stock and restricted stock units under the Plan as follows:

Name:	Shares Subject to Non-statutory Options:	Shares Subject to Restricted Stock Units:
James R. Murphy Chairman of the Board and Chief Executive Officer	137,000	27,000

John A. Sedor President	50,000	9,200

Michael D. Price Vice President, Chief Financial Officer, Secretary and Treasurer	13,300	7,700

Adolfo Herrera Managing Director of European Operations	43,300	8,500

Each restricted stock unit granted to Bentley’s executive officers represents the right to receive one share of common stock. The restricted stock units vest in four annual installments on the first four anniversaries of the grant date. The underlying shares will be issued on the respective vesting dates for the units. The restricted stock units are not subject to performance milestones or other vesting requirements beyond continued employment on the applicable vesting dates. The terms of the restricted stock units permit the Company to withhold vested shares in satisfaction of applicable tax withholding requirements.

The options listed above have an exercise price of $11.775 per share and vest in three equal installments on the first three anniversaries of the grant date.

In addition, as previously disclosed, Mr. Sedor was entitled to an award of an option to purchase 150,000 shares pursuant to his employment agreement upon stockholder approval of the increase in the number of shares reserved under the Plan. This option was granted to Mr. Sedor effective as of May 23, 2006 and, therefore, it has an exercise price of $11.775 per share. This option vests in five equal installments on the first five anniversaries of the grant date.

The Board also approved base salary increases of 4.5% for each of Bentley’s executive officers.

Item 9.01. Financial Statements and Exhibits.

(c)                                  Exhibits

10.1                           Bentley Pharmaceuticals, Inc. Amended and Restated 2005 Equity and Incentive Plan. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2006	By: /s/ Michael D. Price
Michael D. Price
Vice President and
Chief Financial Officer

BENTLEY PHARMACEUTICALS, INC.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Bentley Pharmaceuticals, Inc. Amended and Restated 2005 Equity and Incentive Plan. Filed herewith.